EXHIBIT 10.37

          POWER PURCHASE AND OPERATING AGREEMENT
                         BETWEEN
               PANDA ENERGY CORPORATION
                           AND
          VIRGINIA ELECTRIC AND POWER COMPANY





               Power Purchase and Operating
                        Agreement
                    Table of Contents

Article
1 Definitions                                          4
2 Sale and Purchase of Energy and Capacity            11
3 Notices                                             12
4 Pre-Operation Period                                13
5 Term and Termination                                17
6 Representations and Warranties of Operator          20
7 Control and Operation of Facility; Dispatching      25
8 Interconnection                                     29
9 Metering                                            32
10 Compensation, Payment, and Billings                34
11 Testing and Capacity Ratings                       44
12 Insurance                                          50
13 Liability, Noncompliance and Guarantees            52
14 Force Majeure                                      59
15 Taxes and Claims for Labor and Materials           61
16 Choice of Law                                      61
17 Miscellaneous Provisions                           62
18 Statutory and Regulatory Changes                   63
19 Entirety                                           65










          POWER PURCHASE AND OPERATING AGREEMENT
                         BETWEEN
               PANDA ENERGY CORPORATION
                         AND
          VIRGINIA ELECTRIC AND POWER COMPANY


THIS AGREEMENT, dated as of January 24, 1989 is by and between PANDA ENERGY CORPORATION, a Texas corporation with its principal office located in Dallas, Texas ("Operator") and VIRGINIA ELECTRIC AND POWER COMPANY, a Virginia public service corporation with its principal office located in Richmond, Virginia ("North Carolina Power" or "the Company"). Both Operator and North Carolina Power are herein individually referred to as "Party" and collectively referred to as "Parties".

                         R E C I T A L S

     WHEREAS, Operator plans to own and operate a new generation facility located within North Carolina Power's certificated retail service area in Roanoke Rapids, North Carolina, with a maximum nameplate rating of 172,000 kW at a power factor of ninety (90) percent; such facility in all future correspondence to be identified as "the Panda Facility" (or the "Facility"); and

     WHEREAS, the Parties currently anticipate that the Commercial Operations Date (as defined in this Agreement) will occur on or about June 14, 1990 (such date hereafter the "Anticipated Commercial Operations Date"); and

     WHEREAS, Operator wishes to sell exclusively to North
Carolina Power all of the Facility's generation made available for sale, such sale to be pursuant to the terms and conditions set forth herein; and

     WHEREAS, North Carolina Power wishes to purchase energy and capacity which may be dispatched by North Carolina Power pursuant to the terms and conditions set forth herein:

     NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter set forth, Operator and North Carolina Power agree to the following:

                        ARTICLE 1:  DEFINITIONS

     Whenever the following terms appear in this Agreement, whether in the singular or in the plural, present or past tense, they shall have the meaning stated below:

     1.1 "Business Day" - Monday through Friday excluding holidays recognized by North Carolina Power. As of the date of this Agreement, these holidays include New Year's Day, Good Friday, Memorial Day, Fourth of July, Labor Day, Veteran's Day, Thanksgiving Day, day after Thanksgiving Day, Christmas Eve and Christmas Day. Such holidays may be changed by North Carolina Power upon ten (10) Days written notice to Operator.

     1.2 "Calendar Day or Day" - A Calendar Day shall be the 24-hour period beginning and ending at 12:00 midnight Eastern Time.
The terms Day and Calendar Day may be used interchangeably and shall have the same definition.

     1.3 "Calendar Month or Month" - A Calendar Month shall begin at 12:00 midnight on the last Day of the preceding month and end at 12:00 midnight on the last Day of the current Month. The terms Month and Calendar Month may be used interchangeably and shall have the same definition.

     1.4 "Calendar Quarter or Quarter" - A Calendar Quarter shall be a 3-Month period beginning 12:00 midnight on December 31, March 31, June 30, or September 30. The terms Calendar Quarter and Quarter shall be used interchangeably and shall have the same definition.

     1.5 "Calendar Year or Year" - A Calendar Year shall be the 12-Month period beginning 12:00 midnight on December 31 and ending at 12:00 midnight on the subsequent December 31. The terms Year and Calendar Year may be used interchangeably and shall have the same definition.

     1.6 "Capacity Purchase Price" - The price North Carolina
Power will pay Operator for Dependable Capacity in accordance with Article 10.

     1.7 "Capacity Test Period" - One of the periods which either
(i) begins with the Commercial Operations Date and ends on the next November 30, (ii) begins on December 1 and ends on the next November 30, or (iii) begins on December 1 and ends with the date of termination of this Agreement. Definition (i) will apply first for one period, definition (iii) will apply last for one period, definition (ii) will apply for all other such periods.

     1.8 "Commercial Operations Date" The first Day following the date Operator requested the test (i.e., Initial Test or additional) that determines initial Dependable Capacity as set forth in Sections 11.3 and 11.4.

     1.9 "Dependable Capacity" - The amount of capacity determined by testing pursuant to Article 11 and delivered from the Facility to North Carolina Power.

     1.10 "Design Limits" - When the Facility operates pursuant to Virginia Power's Dispatch rights in accordance with this Agreement, it is capable of operation over the continuous range from 0 MW (the "Minimum Operating Level") through 150 MW (Summer) and 170 MW (Winter) (the "Maximum Operating Level"), except that due to the equipment installed the Facility cannot be operated in the range of zero (0) percent to thirty-five (35) percent of the Dependable Capacity or fifty (50) percent to seventy-five (75) percent of the Dependable Capacity except in an Emergency. After the Facility has been off line due to a Scheduled Outage, a Forced Outage, or in response to Virginia Power's Dispatch of the Facility for a period in excess of twelve (12) hours (i.e.: a cold start), it can it can be resynchronized and brought to its Minimum Operating Level within twenty (20) minutes and can achieve its Maximum Operating Level within one hundred eighty
(180) minutes following Virginia Power's notice to start-up the Facility. Hot and Warm start-up times shall be determined in accordance with the characteristics of the Facility and Prudent Utility Practices and incorporated into the operating procedures developed pursuant to Section 4.4 of this Agreement. Once the Facility has been synchronized with Virginia Power's system and brought to its Minimum Operating Level, its output may be increased at a rate not less than four (4) percent of the generator nameplate rating per minute. If the Facility is operating above its Minimum Operating Level, its output may be reduced at a rate not less than ten (10) percent of the generator nameplate rating per minute down to the Minimum Operating Level.

     1.11 "Dispatch" - The ability of North Carolina Power's System Operation Center to schedule and control, directly or indirectly, manually or automatically, the generation of the Facility in order to increase or decrease the electricity delivered to the North Carolina Power system in accordance with the Prudent Utility Practice.

     1.12 "Economic Dispatch" - The distribution of total North Carolina Power energy needs among available sources for optimum system economy in accordance with the Prudent Utility Practice with due consideration of incremental generating costs, incremental power purchase costs, and incremental transmission losses as determined solely by North Carolina Power.

     1.13 "Emergency" - A condition or situation which in the sole judgment of North Carolina Power affects or will affect North Carolina Power's ability to meet its obligations to maintain safe, adequate and continuous electric service to North Carolina Power's customers and/or the customers of any member NERC.

     1.14 "Energy Purchase Price" - The price per kilowatt hour
North Carolina Power will pay Operator for energy delivered to North Carolina Power in accordance with Article 10.

     1.15 "Estimated Dependable Capacity" - The Dependable
Capacity for both the Summer Period and the Winter Period that Operator commits to North Carolina Power as designated under the provisions of Article 11.

     1.16 "FERC"- The Federal Energy Regulatory Commission or any successor thereto.

     1.17 "Facility" - Operator's generation facility, including auxiliary equipment and equipment installed on Operator's side of the Interconnection Point that are not "Interconnection
Facilities".

     1.18 "Financial Closing" - The date on which documents which provide funding for the construction of the Facility are executed.

     1.19 "Forced Outage" - An interruption of the Facility's generation that is not (a) the result of a Scheduled Outage or
(b) requested by North Carolina Power in accordance with the terms of this Agreement.

     1.20 "Forced Outage Day" - Each continuous twenty-four (24) hour period (a) beginning with the start of a -Forced Outage [regardless of the number of actual outages that may occur during such twenty-four (24) hour period(s)] or (b) designated by the Operator as a Forced Outage Day.

     1.21 "Force Majeure Day" - A Forced Outage Day that is both
(i) excused under the provisions of Article 14 and (ii) is designated as a Force Majeure Day by the Operator.

     1.22 "Heat Rate" The number of British Thermal Units (Btus) projected by the Operator to be required to produce one kilowatt-hour of energy at the Facility. This number will be a constant for future calculations of the Fuel Compensation Price, regardless of the Facility's actual heat rate.

     1.23 "Initial Synchronization Date"- The first date upon which (a) energy is generated by the Facility and (b) such energy is metered by the North Carolina Power-owned metering equipment.

     1.24 "Interconnection Facilities" - All the facilities installed by North Carolina Power to enable North Carolina Power to receive energy, or energy and Dependable Capacity, from the Facility, including but not limited to all metering equipment; transmission and distribution lines and associated equipment; transformers and associated equipment; relay and switching equipment; protective devices and safety equipment; and telemetering equipment, wherever located.

     1.25 "Interconnection Point" - The physical point(s) where the output of the Facility is delivered to the North Carolina
Power system. This point will be on the high side of Operator's step-up transformer.

     1.26 "Interest" - The compensation for the accrual of monetary obligations under this Agreement computed monthly and prorated daily from the time each such obligation arises based on an annual interest rate equal to the Prime Rate plus two (2) percent. For purposes hereof, Prime Rate shall mean the rate of interest from time to time publicly announced by The Chase Manhattan Bank, N.A., at its principal office, presently located at 1 Chase Manhattan Plaza, New York, New York 10081, as its prime commercial lending rate, determined for each obligation to pay interest, at the time such obligation arises.

     1.27 "NERC" - The North American Electric Reliability
Council, including any successor thereto and subdivisions thereof.

     1.28 "Net Electrical Output" - All of the Facility's energy output made available for sale; such Net Electrical Output shall be measured by the North Carolina Power-owned metering that would be located both (a) on the high voltage side of the step-up transformer and (b) on the North Carolina Power-owned side of the Interconnection Point.

     1.29 "Prudent Electrical Practices" - The practices, methods and use of equipment required (i) to protect North Carolina Power's system, employees, agents, and customers from malfunctions occurring at the Facility; (ii) to protect the Facility, and Operator's employees and agents at the Facility, from malfunctions occurring on North Carolina Power's system or on any other electric utility with which North Carolina Power is directly or indirectly electrically connected; and (iii) to adhere to applicable industry codes, standards, and regulations.

     1.30 "Prudent Utility Practices" - The practices generally followed by the electric utility industry, as changed from time to time, which generally include, but are not limited to, engineering and operating considerations.

     1.31 "PURPA" - The Public Utility Regulatory Policies Act of
1978.

     1.32 "Qualifying Facility" - A cogeneration facility or a small power production facility which is a Qualifying Facility under Subpart B of Subchapter K, Part 292 of Chapter I, Title 18, Code of Federal Regulations, promulgated by the FERC. Such a facility must be "new capacity" pursuant to PURPA, construction of which began on or after November 9, 1978.

     1.33 "Scheduled Outage" - A planned interruption of the Facility's generation that (a) has been coordinated in advance with North Carolina Power with a mutually agreed start and duration pursuant to Article 7 and (b) is required for inspection, preventive maintenance or corrective maintenance.

     1.34 "Summer Demonstration Period" - The Summer
Demonstration Period shall be the period beginning 12:00 midnight on June 14 and ending at 12:00 midnight on the following
September 15.

     1.35 "Summer Period" - The Summer Period shall be the six
(6) Month period beginning 12:00 midnight on March 31 and ending at 12:00 midnight on the following September 30.

     1.36 "Term" The initial Term of this Agreement as specified in Section 5.1 plus any renewal Term determined pursuant to
Section 5.2.

     1.37 "Winter Demonstration Period" - The Winter
Demonstration Period shall be the period beginning 12:00 midnight on November 30 and ending at 12:00 midnight on the last Day of the following February.

     1.38 "Winter Period" - The Winter Period shall be the six
(6) Month period beginning 12:00 midnight on September 30 and ending at 12:00 midnight on the following March 31.

               ARTICLE 2:   Sale and Purchase of Energy and
Capacity

     2.1 Operator agrees to sell and North Carolina Power agrees to purchase the Net Electrical Output of the Facility but only to the extent that the Facility is subject to Economic Dispatch by North Carolina Power and subject to the Terms and Conditions of this Agreement.

     2.2 Except as otherwise provided herein, and subject to other terms hereof, Operator agrees to sell and North Carolina Power agrees to purchase Dependable Capacity from the Facility as determined pursuant to Article 11 - Testing and Capacity Ratings.

     2.3 Notwithstanding anything in this Agreement to the contrary, and without limiting any other obligations of Operator in this Agreement, North Carolina Power's obligation to purchase energy and Dependable Capacity from Operator at the rates specified in Article 10 is contingent upon Operator's submittal to North Carolina Power of all the following:

      a) Documents and other evidence demonstrating that Operator has the right to operate the Facility and deliver the electricity for the Term of this Agreement.

     (b) Documents and other evidence demonstrating to the reasonable satisfaction of North Carolina Power that the Facility, if operated and maintained in accordance with Prudent Electrical Practices and Prudent Utility Practices, can be reasonably expected to have a useful life at least equal to the Term. Evidence required under this subsection may be submitted by Operator upon the completion of each phase of development (for example, completion of conceptual engineering design, completion of specifications of major equipment components, completion of detailed engineering, completion of as-built drawings and receipt of manufacturers' guaranteed performance data).

     (c) Documents and other evidence demonstrating that the Facility has been constructed in compliance with the terms of this Agreement and the information submitted pursuant to Section
2.3(b).

     (d) Evidence that the Facility is a Qualifying Facility.

     (e) Certificates of insurance coverages or insurance policies required by Article 12.

     (f) Evidence that Operator has obtained all necessary permits, licenses, approvals and other governmental authorizations needed to construct and operate the Facility, including without limitation a Certificate of Public Convenience and Necessity as granted by the North Carolina Utilities
Commission.

     (g) Necessary technical documents and data sufficient for North Carolina Power to perform its interconnection study and design, for construction and installation of Interconnection
Facilities.

     (h) Evidence to the reasonable satisfaction of North
Carolina Power that Operator has complied with all requirements of Article 4, to the extent compliance is required before the Initial Synchronization Date.

     (i) Documents and other evidence to the reasonable satisfaction of North Carolina Power that Operator has complied with the requirements of Section 8.7.

                        ARTICLE 3:  Notices

     3.1 Any notice or communication required to be in writing hereunder shall be given by any of the following means: registered, certified, or first class mail, telex, telecopy, or telegram. Such notice or communication shall be sent to the respective Parties at the address listed below. Except as Expressly provided herein, any notice shall be deemed to have been given when sent. Any notice given by first class mail shall be considered sent at the time of posting. Communications by telex, telecopy, or telegram shall be confirmed by depositing a copy of the same in the post office for transmission by registered, certified, or first class mail in an envelope properly addressed as follows:

In the case of Operator to:

Panda Energy Corporation
4100 Spring Valley Suite 1001
Dallas, Texas 75244

In the case of North Carolina Power to:

Virginia Electric and Power Company (if by hand)
Manager - Capacity Acquisition
Richmond Plaza
110 South Seventh Street, 3rd Floor East
Richmond, Virginia 23219

Virginia Electric and Power Company (if by mail)
Manager - Capacity Acquisition
P. O. Box 26666
Richmond, Virginia 23261

     3.2 Either Party may, by written notice to the other, change the representative or the address to which such notices and communications are to be sent.

                  ARTICLE 4: Pre-Operation Period

     4.1 Operator shall, at its expense, acquire, and maintain in effect, from the FERC and from any and all other federal, state and local agencies, commissions and authorities with jurisdiction over Operator and/or the Facility, all permits, licenses, and approvals, and complete or have completed all environmental impact studies necessary (a) for the construction, operation and maintenance of the Facility and (b) for Operator to perform its obligations under this Agreement. In addition Operator shall, at its expense, acquire from the FERC, certification as a Qualifying Facility and shall operate and maintain the Facility in a manner consistent with the minimum requirements for such certification in effect at the Commercial Operations Date: except, however that if the Operator's steam host should discontinue its purchases of steam from Operator, Operator shall use its best efforts to acquire another host which would cause compliance with the requirements for QF certification. If Operator, for any reason, loses its QF certification, Operator agrees to obtain approval of any state or federal agencies needed for this Agreement to continue in effect if it is deemed a wholesale electric contract (for example under Section 205 of the Federal Power Act). If such approval is not obtained within twelve (12) months of the Facility's loss of QF certification then North Carolina Power may terminate this Agreement.

     4.2 Operator shall submit for North Carolina Power's review its construction schedule thirty (30) Days prior to starting Facility construction and a start-up and test schedule for the Facility thirty (30) Days prior to start-up and testing of new Facilities. Operator shall submit progress reports in a form reasonably satisfactory to North Carolina Power on the first Day of every Month until the Initial Synchronization Date and notify North Carolina Power of any changes to such schedules in a timely manner. North Carolina Power shall have the right to monitor the construction, start-up and testing of the Facility and Operator shall comply with all reasonable requests of North Carolina Power resulting therefrom. Operator shall cooperate in such physical inspections of the Facility as may be reasonably required by North Carolina Power during and after completion of construction. North Carolina Power's technical review and inspection of the Facility shall not be construed as endorsing the design thereof nor as any warranty of the safety, durability or reliability of the Facility.

     4.3 Operator shall provide North Carolina Power with generator manufacturer's capability curves, relay types, and proposed relay settings for review and inspection by North Carolina Power no later than two hundred and ten (210) Days prior to the Anticipated Commercial Operations Date. Within sixty (60) Days of receiving such material, North Carolina Power shall inform Operator, in writing, if the proposed relay types and relay settings are acceptable. If these are not found to be acceptable to North Carolina Power, Operator agrees to comply with any requests, by North Carolina Power, to provide acceptable relay types and relay settings. Operator shall also provide North Carolina Power with Facility design heat balance, flow diagrams and major equipment list for review. All information must be submitted in a manner reasonably acceptable to North Carolina Power, particularly the turbine generator data, which shall be used for North Carolina Power's inspections and transient stability analysis. Turbine generator data must be completely submitted at least two hundred and ten (210) Days prior to the Anticipated Commercial Operations Date. If any such data submitted in accordance with this Section 4.3 is estimated, actual data shall be submitted no later than one hundred twenty
(120) Days prior to the Anticipated Commercial Operations Date.

     4.4 Operator and North Carolina Power shall mutually develop written operating procedures no later than one hundred and twenty
(120) Days prior to the Anticipated Commercial Operations Date. The operating procedures will be a mutual agreement based on the design of the Facility and the design of the interconnection to North Carolina Power's bulk electric system. The operating procedures will be intended as a guide on how to integrate the Operator's Facility and output into North Carolina Power's bulk electric system. Topics covered shall include, but not necessarily be limited to, method of day-to-day communications: key personnel list for both Operator and utility operating centers; clearances and switching practices; outage scheduling; daily capacity and energy reports; unit operations log; and reactive power support.

     4.5 North Carolina Power shall prepare and submit to Operator a written voltage schedule no later than thirty (30) Days prior to the Anticipated Commercial Operations Date. North Carolina Power may change such voltage schedule upon thirty (30) Days prior written notice to Operator. Operator shall use such voltage schedule in the operation of its Facility. This voltage schedule shall be based on the normally expected operating conditions for the Facility and the reactive power requirements of North Carolina Power's system.

     4.6 Operator shall notify North Carolina Power of the Initial Synchronization Date in writing no less than two (2) weeks prior to that date. North Carolina Power and Operator shall agree on the Initial Synchronization Date and North Carolina Power shall have the right to have representatives present at such time.

     4.7 North Carolina Power reserves the right to delay the Initial Synchronization Date due to problems with the Facility which could reasonably be expected to adversely affect North Carolina Power's operations. In such event, North Carolina Power shall give Operator written notice of such problems and Operator shall remedy any such problems with facilities or equipment which Operator installed or maintains.

                    ARTICLE 5: Term and Termination

     5.1 The Term of this Agreement shall begin with the effective date and shall continue for a period of twenty-five
(25) years from the Commercial Operations Date unless extended under this Article 5, terminated, or canceled. If the Term is extended under this Article 5, the word "Term" shall thereafter be deemed to mean the original Term so extended.

     5.2 This Agreement may be extended for periods of up to five
(5) years each, provided that two (2) years prior to the end of the initial Term, or subsequent extension period(s) as the case may be, the Parties agree in writing to such extension.

     5.3 If either Party materially defaults (hereafter referred to as "Default") under this Agreement, then the non-defaulting Party shall give the defaulting Party written notice describing such Default. The defaulting Party shall be given sixty (60) Days from the receipt of such notice to cure such Default. However, if such written notice is given prior to the Commercial Operations Date, and the Default cannot be cured within sixty (60) Days with the exercise of reasonable diligence, the non-defaulting Party shall grant an additional thirty (30) Day period of time in which to cure such Default. Conversely, if such written notice is given on or after the Commercial Operations Date, and the Default cannot be cured within sixty (60) Days with the exercise of reasonable diligence, the non-defaulting Party shall grant a reasonable additional period of time in which to cure such Default. In either case, if the defaulting Party fails to cure such Default within such prescribed period, then the non-defaulting Party may, in addition to any other rights or remedies available at law or in equity, immediately terminate this Agreement and consider defaulting Party in material breach of its obligations under this Agreement. Conditions which shall be considered Defaults by Operator under this Section 5.3 include:

     (a) Failure to comply with the requirements of Article 13;
or

     (b) Failure to complete Financial Closing by December 31, 1989, failure to commence construction of the Facility by December 31, 1989, abandonment of construction or operation of the Facility at any time, failure to arrange for fuel supply contracts by December 31, 1989, and failure to reach the Commercial Operations Date by the later of June 14, 1991 or thirty (30) Days after North Carolina Power advises Operator that the Interconnection Facilities are sufficient to accept deliveries up to the Estimated Dependable Capacity .unless excused by Force Majeure as specified in Article 14; or

     (c) Attempts by Operator, its employees, contractors or subcontractors of any tier, to operate, maintain, or tamper with the Interconnection Facilities without the prior written consent of North Carolina Power; any reduction in Operator's energy sales to North Carolina Power in order to sell to any other entity or entities; any breach of financial documents associated with the performance of this Agreement; failure to comply with the requirements of Section 2.3 and Section 4.1; failure to comply with the representations and warranties specified in Article 6; failure to comply with the insurance provisions identified in
Article 12; failure to comply with the requirements of Section
17.1; or

     (d) A receiver or liquidator or trustee of Operator or of any of its property shall be appointed by a court of competent jurisdiction; or by decree of such a court, a party shall be adjudicated bankrupt or insolvent or any substantial part of its property shall have been sequestered; or a petition to declare bankruptcy or to reorganize a party pursuant to any of the provisions of the Federal Bankruptcy Code, as now in effect or as it may hereafter be amended, or pursuant to any other similar state statute as now or hereafter in effect, shall be filed against a party and shall not be dismissed within ninety (90) Days after such filing; or Operator shall file a voluntary petition in bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or without limiting of the generality of the foregoing, Operator shall file a petition or answer or consent seeking relief or assisting in seeking relief in a bankruptcy under any provision of any federal or state bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law; or without limiting of the generality of the foregoing, Operator shall file a petition or answer or consent seeking relief or assisting in seeking relief in a proceeding under any of the provisions of the Federal Bankruptcy Code, as now in effect or as it may hereafter be amended, or pursuant to any other similar state statute as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding; or Operator shall make an assignment for the benefit of its creditors; or Operator shall admit in writing its inability to pay its debts generally as they become due; or Operator shall consent to the appointment of a receiver, trustee, or liquidator of it or of all or any part of its property.

     (e) Any other material breach hereof.

     5.4 Termination of this Agreement shall not be construed as a forfeiture or waiver of any statutory right of a Qualifying
Facility to sell to North Carolina Power nonfirm energy produced from the Facility.

      ARTICLE 6: Representations and Warranties of Operator

     6.1 Operator represents and warrants that beginning with the Commercial Operations Date and at all times thereafter until the termination of this Agreement that it shall have (i) fuel oil stored at the Facility site in quantities sufficient to operate the Facility for thirty-six (36) consecutive hours at the Dependable Capacity level determined in accordance with Article 11, (ii) fuel oil stored within four (4) miles of the Facility site at a location owned, leased or otherwise controlled by Operator in quantities sufficient to operate the Facility for one hundred and thirty-two (132) consecutive hours at the Dependable Capacity level determined in accordance with Article 11, and
(iii) a means to transport the fuel oil from the off-site location to the Facility site, such means to be owned or fully controlled by Operator. From time to time, as North Carolina Power may reasonably request, Operator shall provide North Carolina Power evidence of its compliance with this obligation.

     6.2 Operator warrants that the Facility will be operated and maintained in accordance with (a) operating and maintenance standards recommended by the Facility's equipment suppliers, (b) operating procedures developed pursuant to Section 4.4 and (c) Prudent Utility Practices, including without limitation, synchronizing, voltage and reactive power control.

     6.3 Operator warrants that the Facility will be operated in such a manner so as not to have an adverse effect on North
Carolina Power's voltage level or voltage waveform.

     6.4 Operator warrants that the Facility will be operated at the voltage levels determined pursuant to Section 4.5 provided such levels are within the Design Limits of the Facility.

     6.5 Operator shall, at all times, conform to all laws, ordinances, rules and regulations applicable to it. Operator shall give all required notices, shall procure and maintain all governmental permits, licenses and inspections necessary for its performance of this Agreement, and shall pay all charges and fees in connection therewith.

     6.6 Operator agrees to comply with all applicable provisions of Executive Order 11246, as amended; paragraph 503 of the Rehabilitation Act of 1973, as amended; paragraph 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended; and implementing regulations set forth in 41 C.F.R. paragraphs 60.1, 60-250, and 60-741. Operator agrees that the equal opportunity clause set forth in 41 C.F.R. paragraph 60-1.4 and the affirmative action clauses set forth in 41 C.F.R. paragraph 60-250.4 and 41 C.F.R. paragrah 60-741.4 are hereby incorporated by reference and made a part of this Agreement. Operator certifies that it does not and will not maintain any facilities it provides for its employees in a segregated manner and that it does not and will not permit its employees to perform their services at any location under Operator's control where segregated facilities are maintained.
Operator further agrees to submit and obtain such certifications of nonsegregated facilities as are required by 41 C.F.R. paragraph 60-
1.8. The provisions of this section shall apply to Operator only to the extent that (a) such provisions are required of Operator under existing law, (b) Operator is not otherwise exempt from said provisions and (c) compliance with said provisions is consistent with and not violative of 42 U.S.C. paragraph 2000e et seq., 42 U.S.C. paragraph 1981 et seq., or other acts of Congress.

     6.7 Any fines or other penalties incurred by Operator or its agents, employees or subcontractors for noncompliance by Operator, its employees, or subcontractors with laws, rules, regulations or ordinances shall not be reimbursed by North Carolina Power but shall be the sole responsibility of Operator. If fines, penalties or legal costs are assessed against North Carolina Power by any government agency or court due to noncompliance by Operator with any of the laws, rules, regulations or ordinances referred to in Sections 6.5 and 6.6 above or any other laws, rules, regulations or ordinances with which compliance is required herein, or if the work of Operator or any part thereof is delayed or stopped by order of any government agency or court due to Operator's noncompliance with any such laws, rules, regulations or ordinances, Operator shall indemnify and hold harmless North Carolina Power against any and all losses, liabilities, damages, and claims suffered or incurred because of the failure of Operator to comply therewith. Operator shall also reimburse North Carolina Power for any and all legal or other expenses (including attorneys' fees) reasonably incurred by North Carolina Power in connection with such losses, liabilities, damages or claims.

     6.8  The Operator hereby represents and warrants:

     (a) The Operator is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and is or shall no later than the Initial Synchronization Date be qualified as a foreign corporation in good standing in the State of North Carolina and in each other jurisdiction where the failure so to qualify would have a material adverse effect upon the business or financial condition of the Operator; and the Operator has all requisite power and authority to conduct its business, to own its properties, and to execute, to deliver, and to perform its obligations under this Agreement.

     (b) The execution, delivery and performance by the Operator of this Agreement have been or shall no later than the Initial Synchronization Date be duly authorized by all necessary corporate action, and do not and will not (i) require any consent or approval of the Operator's Board of Directors or shareholders, other than those which have been or shall no later than the Initial Synchronization Date be obtained (evidence of which shall be, if it has not heretofore been, delivered to North Carolina Power), (ii) violate any provisions of the Operator's corporate bylaws or other organic documents, any indenture, contract or agreement to which it is a party or by which it or its properties may be bound, or any law, rule, regulation, order, writ, judgement, injunction, decree, determination, or award presently in effect having applicability to the Operator, or (iii) result in a breach or constitute a default under the Operator's corporate bylaws, other organic documents or other material indentures, contracts, or agreements, and the Operator is not in default under its corporate bylaws or other organic documents or other material indentures, contracts, or agreements to which it is a party or by which it or its property may be bound.

     (c) No authorizations or approvals by any governmental or other official agency are necessary for the due execution and delivery by the Operator of this Agreement as in effect on the date hereof. Operator is aware of authorizations and approvals necessary for its performance of this Agreement and Operator covenants that all such authorizations and approvals shall be applied for in a timely manner.

     (d) This Agreement is a valid and binding obligation of the Operator,

     (e) There is no threatened pending action or proceeding affecting the Operator before any court, governmental agency or arbitrator that could reasonably be expected to affect materially and adversely the financial condition or operations of the Operator or the ability of the Operator to perform its obligations hereunder, or which purports to affect the legality, validity or enforceability of this Agreement (as in effect on the date hereof).

     6.9 Operator agrees that at no cost to North Carolina Power, Operator shall cause its counsel to issue an opinion to North Carolina Power (i) affirming the representations in Section
6.8 and (ii) upon request by North Carolina Power addressing such further matters as North Carolina Power may reasonably request.

     6.10 Operator agrees that, upon request of North Carolina Power, it shall deliver or cause to be delivered from time to time to North Carolina Power certifications of its officers, accountants, engineers, or agents as to such matters as North Carolina Power may reasonably request.

     6.11 Operator, or the general partners of Operator if Operator is a partnership, agrees to preserve and keep in force and effect its corporate existence and all franchises, licenses and permits necessary to the proper conduct of its business, including without limitation the business of constructing, owning and operating the Facility.

     6.12 Operator will keep proper books of record and account in which full correct entries will be made of all dealings or transactions of or in relation to its business and affairs in accordance with generally accepted accounting principles consistently applied. Operator shall furnish North Carolina Power with copies of its annual financial statements and all K-1 Filings as provided to the Securities and Exchange Commission.

    ARTICLE 7: Control and Operation of the Facility: Dispatch

     7.1 Operator shall inform the North Carolina Power operations center designated in the interconnection study performed pursuant to Article 8 as to the daily operating availability and generation capability of its Facility, including, without limitation, any Forced Outage.

     7.2 Operator shall, at least thirty (30) Days prior to the Commercial Operations Date, submit a written maintenance schedule for the first year of the Facility's operations Operator shall ensure that North Carolina Power receives copies of any maintenance evaluations or reports to be provided to any third party with a financial security interest in or lien on the Facility, including evaluations or reports generated at the request of such third parties or performed by an engineer employed by such third party. Thereafter, Operator shall submit to North Carolina Power, in writing, by September 1 of each Year, its desired Scheduled Outage periods for the next Year. Such Scheduled Outages shall not exceed twenty eight (28) Days in each Year. By October 31 of each Year, North Carolina Power shall notify Operator in writing whether the requested Scheduled Outage periods are acceptable. If North Carolina Power cannot accept any of the requested Scheduled Outage periods, North Carolina Power shall advise Operator of the time period closest to the requested period when the outage can be scheduled. Operator shall only schedule outages during periods approved by North Carolina Power, and such approval shall not be unreasonably withheld. Notwithstanding the previous sentence, Operator shall not schedule a maintenance shutdown of its Facility during the Months of December, January, February or during the period from June 15 through September 15 of any Year that would decrease the capacity output of the Facility below the Dependable Capacity without the prior written consent of North Carolina Power.

     7.3 North Carolina Power shall have the right, upon six (6) months prior written notice, to revise the Months during which Operator shall not, unless mutually agreed, schedule a maintenance shutdown.

     7.4 Each Party shall keep complete and accurate records and all other data required by each of them for the purposes of proper administration of this Agreement.

     (a) All such records shall be maintained for a minimum of five (5) years after the creation of such record or data and for any additional length of time required by regulatory agencies with jurisdiction over the Parties; provided, however, that Operator shall not dispose of or destroy any such records even after the five (5) years without thirty (30) Days prior notice to North Carolina Power.

     (b) Operator shall maintain an accurate and up-to-date operating log at the Facility with records of: (i) real and reactive power production for each clock hour; (ii) changes in operating status, Scheduled Outages and Forced Outages; and (iii) any unusual conditions found during inspections.

      (c) Either Party shall have the right from time to time, upon fourteen (14) Days written notice to the other Party, to examine the records and data of the other Party relating to this Agreement any time during the period the records are required to be maintained.

     7.5 Operator shall control and operate the Facility consistent with North Carolina Power's Dispatch of the Facility; provided, however, that from time to tine North Carolina Power shall not be obligated to purchase or receive, and may require Operator to reduce, energy deliveries if:

     (a) In North Carolina Power's sole opinion, a condition exists which presents a physical threat to persons or property, and such disconnection appears necessary to protect North Carolina Power's customers, employees, agents or property; or

     (b) It is necessary to construct, install, maintain, repair, replace, remove, investigate, inspect or test any part of the Facility or the Interconnection Facilities, or any other affected part of North Carolina Power's system.

     North Carolina Power will make a reasonable effort to notify and coordinate such reductions with Operator. Except that with respect to Section 7.5(b) above, North Carolina Power shall provide Operator with at least forty-eight (48) hours prior notice. Any reduction required of Operator hereunder shall be implemented and completed as soon as possible consistent with Prudent Utility Practices.

     7.6 In addition to North Carolina Power's rights to reduce energy deliveries under this Agreement, North Carolina Power shall have the right to Dispatch the Facility within its Design
Limits subject to the following notice provisions:

     (a) By 4:00 p.m. on Friday of each week, North Carolina Power will provide Operator with an estimated schedule of operations for the following week. The actual schedule will be determined by the requirements for operation in accordance with Economic Dispatch or Automatic Generation Control and may be substantially different than the schedule provided in accordance with this section.
     (b) North Carolina Power will provide Operator with five (5) minutes notice of changes in operating levels to be achieved by the Facility, except that when the Facility is operated with Automatic Generation Control, North Carolina Power shall not be required to provide such notice.

Operator agrees to comply with the notices received from North Carolina Power pursuant to (a), (b) and (c) above. Furthermore, North Carolina Power will Dispatch the Facility in accordance with Virginia Power's Economic Dispatch (which includes consideration of Virginia Power's system security and system requirements) and without regard to Facility ownership.

     7.7 Operator shall employ qualified personnel for monitoring the Facility and for coordinating operations of the Facility with North Carolina Power's system. Operator shall ensure that such personnel are on duty at all times, twenty-four
(24) hours a Day and seven (7) Days a week.

     7.8 The Parties recognize that North Carolina Power is a member of NERC and that, to ensure continuous and reliable electric service, North Carolina Power operates its system in accordance with the operating criteria and guidelines of NERC. If an Emergency is declared, North Carolina Power's operations center will notify Operator's personnel and, if requested by North Carolina Power, Operator's personnel shall place the Net Electrical Output within the exclusive control of North Carolina Power's operations center for the duration of such Emergency. Without limiting the generality of the foregoing, North Carolina Power's operations center may require Operator's personnel to raise or lower production of energy generated by the Facility to maintain safe and reliable load levels and voltages on North Carolina Power's transmission and/or distribution system; provided, however, any changes in the level of the Net Electrical Output required of Operator hereunder shall be implemented in a manner consistent with safe operating procedures and within the Facility's Design Limits.

     7.9 Operator shall cooperate with North Carolina Power in establishing Emergency plans, including without limitation, recovery from a local or widespread electrical blackout; voltage reduction in order to effect load curtailment; and other plans which may arise. The Operator shall make technical references available concerning start-up times, black-start capabilities and minimum load-carrying ability.

     7.10 Operator shall, during an Emergency, supply such power as the Facility is able to generate and North Carolina Power is able to receive. If Operator has a Scheduled Outage, and such Scheduled Outage occurs or would occur coincident with an Emergency, Operator shall make all good faith efforts to reschedule the outage or, if the outage has begun, to expedite the completion thereof.

     7.11 Operator shall operate the Facility with its Automatic Generation Control (AGC) equipment, speed governors, and voltage regulators in-service whenever the Facility is connected to or operated in parallel with the North Carolina Power system at the sole discretion of North Carolina Power.

                    ARTICLE 8: Interconnection

     8.1 Subject to the provisions of Section 8.8 below, North Carolina Power shall have the Interconnection Facilities completed within the time frame determined in the interconnection study performed in accordance with Section 8.6, however, unless North Carolina Power agrees, in no event shall North Carolina Power be obligated to have the Interconnection Facilities capable of transmitting electricity earlier than sixty (60) Days prior to the Anticipated Commercial Operations Date. North Carolina Power's obligation is expressly conditioned on Operator's submission of data supportive of the Interconnection in a timely manner as required under this Agreement and in form and substance meeting reasonable standards and expectations of North Carolina Power.

     8.2 Operator shall be responsible for the design, construction, installation, maintenance and ownership of the Facility (which as defined herein includes without limitation auxiliaries and interconnection equipment on Operator's side of the Interconnection Point).

     8.3 If it is determined in the interconnection study performed by North Carolina Power pursuant to Sections 8.6 and
8.7 below that the North Carolina Power-owned metering facilities (which may include current ant potential transformers and telemetering equipment) should be installed on Operator's property, Operator shall be responsible for the installation of such metering facilities which would be provided to Operator by North Carolina Power. The installation of any North Carolina Power-owned metering facilities on Operator's side of the Interconnection Point shall be subject to North Carolina Power's approval, which approval shall not be unreasonably withheld.

     8.4 North Carolina Power shall be responsible for the design, construction, installation, maintenance and ownership of the Interconnection Facilities.

     8.5 Within sixty (60) Days of the execution of this Agreement, Operator shall provide to North Carolina Power data required in Exhibit A attached hereto.

     8.6 North Carolina Power shall perform an interconnection study within one hundred and twenty (120) Days of Operator's completion of the requirements of Section 8.5 above under conditions agreed upon by the Parties. The interconnection study shall, at a minimum, (a) determine the Interconnection Point and the time required to complete the Interconnection Facilities and
(b) designate the North Carolina Power operations center that will coordinate the operation of the Facility. The Interconnection Facilities shall be designed consistent with Prudent Utility Practices considering the functional one-line diagram and site plan provided to North Carolina Power pursuant to Section 8.5.

     8.7 Within thirty (30) Days of receipt of the interconnection study, Operator agrees to grant to North Carolina Power all necessary rights of way and easements, including adequate and continuing access rights on property of Operator, to install, operate, maintain, replace and/or remove the Interconnection Facilities located on property of Operator. Within thirty (30) Days of receipt of the interconnection study, Operator agrees to execute any documents as North Carolina Power may require to record such rights of way and easements. Consideration for such grants, deeds or documents shall be the execution of this Agreement and no other consideration shall be required. Operator agrees that rights of way and easements shall survive termination or expiration of this Agreement.

     8.8 When Operator has completed the requirements of Section
8.7 above, North Carolina Power shall construct the Interconnection Facilities in accordance with the design determined in the interconnection study performed pursuant to
Section 8.6. Failure by North Carolina Power to complete the Interconnection Facilities within the time frame specified in the interconnection study performed pursuant to Section 8.6 shall not be considered a breach of this Agreement if such failure can reasonably be attributed to any of the following:

     (a) Events beyond North Carolina Power's reasonable control, including without limitation, time delays incident to the NCUC's granting of any required certificate(s) of convenience and necessity, time constraints associated with the procurement of necessary equipment and other events of force majeure set forth in Article 14: Force Majeure.

     (b) The failure of Operator to execute in time sufficient for North Carolina Power to complete the Interconnection
Facilities grants, deeds, or documents as North Carolina Power may require to record rights of way, easements, or other grants in accordance with Section 8.7.

     (c) Failure of Operator to provide by the required dates technical data necessary for North Carolina Power to perform
Interconnection.

     8.9 North Carolina Power reserves the right to modify or expand its requirements for protective devices in conformance with Prudent Electrical Practices.

     8.10 Each Party shall notify the other in advance of any changes to its system that will affect the proper coordination of protective devices on the two systems.

ARTICLE 9: Metering

     9.1 North Carolina Power shall own and maintain all meters and metering devices (including remote terminal units) used to measure the delivery and receipt of energy, or energy and Dependable Capacity, for payment purposes. Nothing in this Agreement shall prevent Operator from installing meters and metering devices for backup purposes.

     9.2 Operator shall provide at its expense:

     (a) For the purpose of telemetering, a telecommunication circuit to the operations center designated by North Carolina
Power.

     (b) A voice telephone extension for the purpose of accessing
North Carolina Power's dial-up metering equipment and for communicating with the designated North Carolina Power operations center.

     (c) An extension of North Carolina Power's System Operations
Center's PBX system in the control room of the Facility.

     (d) Equipment to transmit and receive telecopies for purposes of generation scheduling and coordination of switching.

     Items provided by Operator in accordance with this Section 9.2 shall be subject to the approval of North Carolina Power, which approval shall not unreasonably be withheld.

     9.3 All meters and metering equipment used to determine the electric energy, or energy and Dependable Capacity, delivered to North Carolina Power shall be sealed, and the seals broken only by North Carolina Power personnel when the meters are to be inspected, tested, or adjusted; North Carolina Power shall give Operator two (2) weeks prior written notice thereof and Operator shall have the right to be present.

     9.4 At least every twelve (12) months and, in addition, upon two (2) weeks prior written notice by Operator, North Carolina Power will test the meter(s) in accordance with the provisions for meter testing in North Carolina Power's approved Terms and Conditions for Supplying Electricity as filed with the North Carolina Utilities Commission at the time the test is performed. Operator may have a representative present during any metering inspection, test, or adjustment. When, as a result of such a test, a meter is found to be no more than two (2) percent fast or slow because of incorrect calibration or tampering, no adjustment will be made in the amount paid to Operator for energy, or energy and Dependable Capacity, delivered to North Carolina Power. If the meter is found to be more than two (2) percent fast or slow, North Carolina Power will calculate the correct amount delivered to North Carolina Power for the actual period during which inaccurate measurements were made or, if the actual period cannot be determined to the mutual satisfaction of the Parties, for a period equal to one-half of the time elapsed since the most recent test, but in no case for a period in excess of twelve (12) months. The previous payments by North Carolina Power for this period shall be subtracted from the amount of payments that are calculated to have been owed under this Agreement. The difference shall be offset against or added to the next payment to either Party as appropriate under this or other Agreements between the Parties. The percentage registration of a meter will be calculated by the weighted average of light load and full load, which is calculated by giving a value of one (1) to the light load and a value of four (4) to the full load.

     9.5 Whenever it is found that, for any reason other than incorrect calibration or tampering, the metering apparatus has not registered the true amount of electricity which has been delivered by Operator to North Carolina Power, the electricity delivered during the entire period of incorrect registration shall be estimated utilizing the best information available including but not limited to any metering installed by Operator, and the amount of electricity so estimated will be used in calculating the corrected amounts to be paid to Operator. The adjusted amount will be for the actual period during which inaccurate measurements were made or, if the actual period cannot be determined to the mutual satisfaction of the Parties, for a period equal to one half of the time elapsed since the most recent test of the metering apparatus, but in no case for a period in excess of twelve (12) months. Any overpayment or underpayment by North Carolina Power for energy, or energy and capacity, delivered by Operator to North Carolina Power shall be corrected in the manner described in Section 9.4.

        ARTICLE 10: Compensation, Payment, and Billings

     10.1 The Operator shall be compensated for the Net Electrical Output of the Facility on a per kWh basis at a rate equal to the Energy Purchase Price. The Energy Purchase Price is composed of the Fuel Compensation Price, specified in Sections
10.2 - 10.13 below, and the O&M Price specified in Section 10.14.

     10.2 The Base Fuel Compensation Price, BFCP, for energy received from the Facility shall be 2.49 cents/kWh, effective January 1, 1988. The Base Fuel Compensation Price was calculated using an assumed Heat Rate of 8900 Btu/kWh ("contract Heat Rate") and a base delivered fuel cost of $2.798/million Btu. The Base Fuel Compensation Price shall be subject to adjustment only as specified herein. For the purpose of determining various prices and indices in this Article 10, the following conversion factors shall be used to express the price of different fuels in $/million Btu:

     (a) Natural gas expressed in $/1000 cubic feet shall be multiplied by .9709 thousand cubic feet/million Btu.

     (b) One percent sulfur No. 6 oil expressed in $/barrel shall be multiplied by 0.1580 barrels/million Btu.

     (c) No. 2 oil expressed in $/gallon shall be multiplied by
7.143 gallons/million Btu.

     10.3 For the purpose of this Section, the following terms, whether in the singular or in the plural, shall have the meaning stated below:

     (a) Base Gas Index (BGI) - The average of the Composite Gas
Index for the three (3) Months of April, May, and June of 1987.
Using the definitions herein,

           CGI(4,1987) + CGI(5,1987) + CGI(6,1987)
     BGI = -----------------------------------------
                         3

     The Base Gas Index is equal to $2.018/million Btu as of the execution of this Agreement.

     (b) Composite Gas Index - The index used to adjust the Fuel Compensation Price as indicated herein, designated by CGI(m,y) where m is the Calendar Month and y is the Year. It is a composite of the Utility Gas Index [UTIL(m,y)], the No. 6 Oil Index [N60(m,y)], and the Spot Gas Index [SPOT(m,y)] as defined herein and is calculated as follows:
               UTIL(m-2,y) + N60(m,y) + 2 X SPOT(m,y)
     CGI(m,y) = ------------------------------------
                              4

     (c) No. 6 Oil Index - The low Estimated New York Spot Cargo
Price for 1% maximum sulfur No. 6 oil and, designated N60(m,y), averaged for the Month (m) and Year (y) in question.

     (d) Spot Gas Index - The average of (i) the Louisiana Gulf Coast Offshore Interstate Wellhead Spot Natural Gas Price as published in Natural Gas Week, (ii) the Natural Gas Clearinghouse spot price for natural gas received in onshore laterals of Columbia Gulf and (iii) the midpoint of the range of Louisiana Wellhead spot prices for natural gas published in Natural Gas Intelligence. All weekly price quotations shall be averaged for the Month (m) and Year (y) in question. The Spot Gas Index shall be designated SPOT(m,y) averaged for the Month (m) and Year (y) in question.

     (e) Utility Gas Index - The national average natural gas price paid by electric utilities as published in the Energy
Information Administration's Natural Gas Monthly and designated
UTIL(m,y) for the Month (m) and Year (y) in question.

     10.4 At least two (2) weeks prior to the Initial
Synchronization Date and at least two (2) weeks prior to the beginning of each subsequent Calendar Quarter thereafter, the Fuel Compensation Price effective during that next subsequent
Calendar Quarter shall be calculated as follows:

                               CGI(m-2,y)
     Fuel Compensation Price----------------- X BFCP
                                 BGI

Thus, if the Fuel Compensation Price were being calculated for the first Calendar Quarter 1990, with m-1 corresponding to the first month of that Calendar Quarter, the numerator of the above equation would be CGI(11,1989).

     10.5 If any index included in the Composite Gas Index is discontinued, an index specified by an appropriate U.S. Government agency, if available, shall be substituted for such discontinued index. If no such replacement government index is made available, a new index shall be determined by mutual agreement of the Parties. If any of the indices specified herein are determined by both Parties to no longer represent market conditions, or if the basis of calculation of those published indices is substantially modified, the indices may be replaced by mutual agreement of the Parties, except, however, that changes in the base year(s) reporting basis, minor changes in weighting and minor changes in benchmarks shall not be construed as substantial modifications of the indices and the affected values shall be reestablished in accordance with the instructions of the appropriate Government agency.

     10.6 Operator may, with at least two (2) weeks prior written notice, specify, revise, or revoke a discount to the Fuel Compensation Price to be used in the following Calendar Month. This discount shall then be applied against the Fuel Compensation Price as calculated herein, and the resultant price will be used in lieu of the Fuel Compensation Price for the purposes of payments and Economic Dispatch, whereas the non-discounted Fuel Compensation Price shall continue to be calculated in accordance with this Article 10. This discount will be effective, in the form specified in the Operator's notice, until Operator provides further notice as specified in this Section 10.6, except, however, that such discount shall be effective for at least one Calendar Month. The resultant discounted Fuel Compensation Price shall not exceed the non-discounted Fuel Compensation Price calculated in accordance with this Article 10.

      10.7 Opportunities to redetermine the Base Gas Index, the Composite Gas Index, and/or the fuel component of the Base Fuel Compensation Price shall begin on the third July 1 after the Commercial Operations Date, and every third July 1, thereafter. Such date shall hereafter be the "Redetermination Date". Either Party must submit written notice to the other Party requesting such redetermination no less than four (4) Calendar Months prior to the Redetermination Date. Such written notice shall include any proposed change(s)and the basis for such change(s). The Parties shall then enter into good faith negotiations for the purpose of revising the Base Gas Index, the Composite Gas Index, and/or the Base Fuel Compensation Price to reflect more accurately the prices then prevailing in the market for prudent purchases of natural gas. If such redetermination is not complete within thirty (30) Days after the Redetermination Date, such matter may be submitted to binding arbitration as discussed in
Section 10.8, below.

     10.8 The location of arbitration shall be in Richmond, Virginia, unless mutually agreed. The method of arbitration shall be:

     (a) The Parties shall agree upon a single arbitrator with knowledge of and experience in the matter of natural gas, or, if the Parties cannot agree;

     (b) Each Party shall designate one arbitrator and the individuals so designated shall jointly select a third arbitrator, or, if this arbitrator selection process fails;

     (c) Either Party may request the American Arbitration
Association to appoint the arbitrator(s), who shall be a specialist(s) in the matter of natural gas.

     10.9 Either Party may submit a written statement of its position to the arbitrator(s) within thirty (30) Days of appointment. The other Party shall then have no more than twenty
(20) Days to provide the arbitrator(s) a written response to such statement. These statements shall be the sole subject of the arbitration, except, however that the matters subject to arbitration shall be limited to:

     (a) A determination of a new Base Fuel Compensation Price based on the fair market price(s) which a prudent purchaser would pay for fuel to be delivered and used during the Month of the Redetermination Date:

     (b) A determination of appropriate indices to adjust the Base Fuel Compensation Price in the future so as to track the fair market price(s) in the future for natural gas in such a facility following the Redetermination Date.

     10.10 The redetermination of the Base Fuel Compensation
Price shall consider the following:

     (a) A fair market price for fuel during the Month of the Redetermination Date using both price quotes referenced in fuel contracts and prices received on either a contract or spot basis during the twelve (12) Month period preceding the Redetermination Date.

     (b) Prices referenced pursuant to Section 10.10 (a) above shall only be considered when such prices apply for volumes in excess of 5,000 million Btu per Day per supplier for use in a fully dispatchable facility with a generating capacity of no less than 100 MW and located within the Company's service territory.

     (c) The term of commitment for transportation options, including any and all interstate and intrastate transportation for inclusion in this price.

     (d) Prices specified for gas for which either Party has an economic interest shall not be considered in the determination of the revised Base Fuel Compensation Price, but may be considered in the consideration of the revised indices.

Once the fair market price for fuel, designated "FMP", is determined, the Base Fuel Compensation Price shall be recalculated as follows:

                           Contract Heat Rate
          Revised BFCP = ---------------------------------- X FMP

                               1,000,000

     10.11 In the redetermination of indices to govern future price adjustments, the arbitrator(s) shall consider the following:

     (a) Such revised indices should be similar in operation and intent to the indices specified herein reflecting increases and decreases in average fuel prices, and which rely on objective, average price data for those fuels.

     (b) Such revised indices should also take into account the delivered cost to fully dispatchable natural gas fired electric generating facilities with capacity ratings of at least 100 MW located in the Company's service territory;

     (c) These indices should use data that is both independently verifiable and published and updated regularly by appropriate governmental agencies or by nongovernmental publications recognized and accepted as authoritative.

     10.12 The decisions of the arbitrator(s) on the matters presented shall be rendered within thirty (30) Days following the submissions, if any, of the Parties. The Base Fuel Compensation Price and/or the associated indices established in accordance with this Article 10 shall be binding on the Parties, and shall be invoked before any court of competent Jurisdiction and, upon application to such court, shall be enforced by an appropriate Judicial order. Any joint expenses of the arbitration hearing shall be shared equally by the Parties.

     10.13 Following the decision of the arbitrator(s), the Base Fuel Compensation Price, the Base Gas Index, and the Composite Gas Index as defined herein shall be replaced in accordance with those decisions, and adjustments to the Fuel Compensation Price shall thereafter be performed as if such decisions had been included in this Agreement. The effective date of changes determined by such redeterminations shall be one week after the completion of such redetermination.

     10.14 North Carolina Power shall also pay Operator, on a per kWh basis, a variable operation and maintenance adjustment. This O&M Price shall be 0.300 cents/kWh in 1988 dollars and shall be increased or decreased, as appropriate, on April 1, 1989 and on each April 1 thereafter by the change in the Gross National Product Implicit Price Deflator for the previous Calendar Year as specified by Wharton Econometrics, or such other organization as the Parties may mutually agree.

     10.15 (a) Commencing with the Commercial Operations Date and continuing until the fourth anniversary of such date, the Capacity Purchase Price shall be $13.321/kW per month. Commencing with the Day after the fourth anniversary of the Commercial Operations Date and continuing until the sixth anniversary of such date, the Capacity Purchase Price shall be $12.488/kW per month. Commencing with the Day after the sixth anniversary of the Commercial Operations Date and continuing until the eighth anniversary of such date, the Capacity Purchase Price shall be $11.654/kW per month. Commencing with the Day after the eighth anniversary of the Commercial Operations Date and continuing until the fifteenth anniversary of such date, the Capacity Purchase Price shall be $10.821/kW per month. Commencing with the Day after the fifteenth anniversary of the Commercial Operations Date and continuing until the termination of this Agreement, the Capacity Purchase Price shall be $8.321/kW per month.

     (b) If a Forced Outage is excused under the provisions of
Article I4 and Operator designates such Forced Outage Days as Force Majeure Days, then beginning the Day after Operator makes such designation, the payments for Dependable Capacity specified in Section 10.15(a), above, shall be suspended, prorated daily, until the non-performing Party notifies the other Party that the condition of Force Majeure has been overcome in accordance with
Section 14.1(d).

     (c) Within sixty (60) Days after the end of each Capacity Test Period, Operator shall refund to North Carolina Power an amount equal to the difference between payments made for Dependable Capacity in such period and the payments for Dependable Capacity that should have been made during such period at the Low Availability Capacity Purchase Price together with Interest as if such overpayment had become due and payable at the time such overpayment was made. Such Low Availability Capacity Purchase Price shall be the Capacity Purchase Price during such period less four (4) percent of such Capacity Purchase Price for each Forced Outage Day that occurred or was designated by Operator during that period that was not both (i) excused under the provisions of Article 14 and (ii) designated to be a Force Majeure Day by Operator and that was in excess of the greater of
(i) twenty-five (25) Days per year prorated for the number of Days in such period or (ii) 10% of the number of Days in such period that the Facility operated pursuant to North Carolina Power's dispatch orders, except that the Low Availability Capacity Purchase Price shall not be less than $0 per kW per Month.

     (d) For each instance where Operator fails, after oral notification from North Carolina Power, to meet the operating level specified by North Carolina Power, pursuant to Section 7.6(c), by more than +/- 5% and the operating level specified by Virginia Power as adjusted for ambient weather conditions is no greater than the Dependable Capacity then either (i) Operator shall, by the end of the next Business Day, designate the Day of such failure a Forced Outage Day, or if Operator makes no such designation then (ii) North Carolina Power shall decrease the payments for Dependable Capacity to be made in that Billing Period by ten percent (10%) per occurrence.

     (e) To the extent that the initial Dependable Capacity determined upon the Commercial Operations Date is set below the original Estimated Dependable Capacity as specified in Section 11.1, Operator shall pay to North Carolina Power $30 per kW for the difference as liquidated damages for the detrimental impact upon North Carolina Power's generation planning.

     (f) If, as a result of testing done pursuant to Article 11, the Facility's Dependable Capacity is set at less than ninety
(90) percent of the Facility's initial Dependable Capacity as determined pursuant to Article 11 for the appropriate Period (i.e., either Summer or Winter), then Operator shall pay to North Carolina Power an amount equal to $21.60 per kW, in 1987 dollars as escalated by the Gross National Product Implicit Price Deflator on April l, 1988, and on each succeeding April 1, for the difference between ninety (90) percent of such initial Dependable Capacity and the Dependable Capacity determined pursuant to such testing as liquidated damages for the detrimental impact of such lower Dependable Capacity on North Carolina Power's generation planning.

     10.16 Operator shall pay North Carolina Power an amount reflecting all reasonable costs incurred by North Carolina Power for meter reading and billing. The monthly meter reading and billing charge per meter shall equal the basic customer charge in
Schedule 6 - Large General Service.

     10.17 Meters shall be read, and bills rendered, according to the meter reading and billing schedule established by North Carolina Power except that not more than forty-five (45) Days shall pass between readings. Payment for the energy, or energy and Dependable Capacity, delivered to North Carolina Power during the billing period shall be made within twenty-eight (28) Days of the billing date. Interest shall accrue on the outstanding payments due Operator commencing on the twenty-ninth (29) Day after the billing date. However, any amounts due North Carolina Power, including amounts arising from cases where Operator, at the same site, sells to and purchases from North Carolina Power, or other amounts due North Carolina Power arising out of this Agreement, may at the sole option of North Carolina Power be offset against the amounts due to Operator and, in such event, the net result shall be paid to the appropriate Party within twenty-eight (28) days of the billing date. Payment to North Carolina Power shall be made by check to the following address:

North Carolina Power
P. O. Box 370
Roanoke Rapids, North Carolina 27870

Payment to Operator shall be made by check to the following address:

Panda Energy Corporation
4100 Spring Valley Suite 1001
Dallas, Texas 75244

Either Party may, by written notice to the other, change the address to which such payments are to be sent.

       10.18 The-Parties agree that North Carolina Power will be substantially damaged in amounts that will be difficult or impossible to determine if the Facility (a) is not in-service by the date required, (b) is not capable of achieving the original Estimated Dependable Capacity set forth in Section 11.1, or (c) cannot maintain Dependable Capacity of at least ninety (90) percent of the initial Dependable Capacity as determined pursuant to Article 11. Therefore, to the limited extent set forth in the Agreement, the Parties have agreed on sums which the Parties agree are reasonable as liquidated damages for such occurrences. It is further understood and agreed that the payment of the liquidated damages is in lieu of actual damages for such occurrences. Operator hereby waives any defense as to the validity of any liquidated damages stated in this Agreement as they may appear on the grounds that such liquidated damages are void as penalties.

                    ARTICLE 11: Testing and Capacity Ratings

     11.1 Operator's original Estimated Dependable Capacity is
145 MW for the Summer Period and 160 MW for the Winter Period.

     11.2 The initial Dependable Capacity for the Summer Period and the initial Dependable Capacity for the Winter Period shall be determined by testing as described in Sections 11.2-11.6 and the Dependable Capacity shall be subject to change in accordance with the testing provisions in Sections 11.7-11.8. Operator shall notify North Carolina Power when the Facility is ready for the first such test (hereafter the Initial Test). Operator shall perform and North Carolina Power shall monitor the Initial Test within fourteen (14) Days of North Carolina Power's receipt of such notice.

     11.3 If the Initial Test is completed successfully to the satisfaction of the Parties, Operator may set the Dependable Capacity at any level up to the tested capacity, except that the Operator may not set the Dependable Capacity at any level in excess of one hundred and ten (110) percent of the original Estimated Dependable Capacity as specified in Section 11.1 for the applicable season.

     11.4 The Operator may request additional tests described herein if Operator is not satisfied with the Initial Test. Upon completion of such additional test(s), if any, Operator shall set the initial Dependable Capacity at any level up to the tested capacity, except that the Operator may not set such Dependable Capacity at any level in excess of one hundred and ten (110) percent of the original Estimated Dependable Capacity as specified in Section 11.1.

     11.5 The Commercial Operations Date shall be the first Day following the date Operator requested the test (i.e., either
Initial Test or additional) that determines the initial
Dependable Capacity as set forth in Sections 11.3 and 11.4 above.

     11.6 Upon completion of the first period (i.e., either Summer Period or Winter Period) after the Commercial Operations Date, the Facility shall be rerated by testing as described in this Article 11. At least fourteen (14) Days prior to completion of that first period, Operator shall designate a new Estimated Dependable Capacity and any payments for Dependable Capacity shall be made based on this new Estimated Dependable Capacity. This new Estimated Dependable Capacity shall not exceed one hundred and ten (110) percent of the original Estimated Dependable Capacity specified in Section 11.1. Within the first fourteen (14) Days of the applicable Summer or Winter Demonstration Period, North Carolina Power shall monitor a test of the Dependable Capacity. Operator may, at its sole discretion, request one additional test if Operator is not satisfied with the results of that first test. The number of Days that pass between the date of that first test and the date Operator notifies North Carolina Power that the Facility is ready for an additional test shall be counted as Forced Outage Days. Upon successful completion of such test, Operator may set the season's initial Dependable Capacity rating at any level up to the tested capacity, except that the Operator may not set such Dependable Capacity at any level in excess of one hundred and ten (110) percent of the original Estimated Dependable Capacity as specified in Section 11.1. If the Dependable Capacity is set above the new Estimated Dependable Capacity as designated pursuant to this section, payments for Dependable Capacity shall be increased accordingly, effective the Day testing is complete. If the Dependable Capacity is set below the new Estimated Dependable Capacity as designated pursuant to this section, payments for Dependable Capacity shall be decreased accordingly, retroactive to the first Day of the applicable Summer or Winter Period, and any overpayment shall be refunded to North Carolina Power with Interest as if such overpayment had become due and payable on the Day such overpayment was made.

     11.7 Not less than fourteen (14) Days prior to the start of each Summer and Winter Period thereafter throughout the Term of this Agreement, Operator may designate a new Estimated Dependable
Capacity for such Period, and payments for Dependable Capacity shall be made based on such new Estimated Dependable Capacity.
This new Estimated Dependable Capacity shall not exceed one hundred and ten (110) percent of the original Estimated
Dependable Capacity specified in Section 11.1. If Operator does not elect to change the Dependable Capacity, pursuant to this Section, then the Dependable Capacity rating in effect at the conclusion of the same Period (i.e., Summer or Winter) which began in the previous year shall become effective. If Operator does elect to change the Dependable Capacity in this manner, then North Carolina Power may monitor a test of the Dependable
Capacity as described herein at any time within the first fourteen (14) Days of the Demonstration Period for such Period. Operator may, at its sole discretion, request one additional test if Operator is not satisfied with the results of that first test.
The number of Days that pass between the date of that first test and the date Operator notifies North Carolina Power that the Facility is ready for an additional test shall be counted as Forced Outage Days. Operator may set the Dependable Capacity rating at any level up to the tested capacity, except that the Operator may not set the Dependable Capacity at any level in excess of one hundred and ten (110) percent of the original
Estimated Dependable Capacity as specified in Section 11.1. If the Dependable Capacity is set above the new Estimated
Dependable Capacity as designated pursuant to this section, payments for Dependable Capacity shall be increased accordingly, effective the Day such testing is completed. If the Dependable Capacity is set below the new Estimated Dependable Capacity as designated pursuant to this section, payments for Dependable
Capacity shall be decreased accordingly, retroactive to the start of such Period, and any overpayment shall be refunded to North Carolina Power with Interest as if such overpayment had become due and payable on the Day such overpayment was made.

     11.8 In addition, North Carolina Power may require new tests of the Dependable Capacity.

     (a) Once per Demonstration Period at North Carolina Power's sole discretion, and

     (b) At any time Operator fails two (2) consecutive times to meet the operating level prescribed by North Carolina Power, pursuant to Section 7.6(c), by +/- 5%.

      In either event, Operator may, at its sole discretion, request one additional test if Operator is not satisfied with the results of that first test. The number of Days that pass between the date of that first test and the date Operator notifies North Carolina Power that the Facility is ready for an additional test shall be counted as Forced Outage Days. Upon completion of such test, Operator may set Dependable Capacity at any level up to the tested capacity, except that the Operator may not set the Dependable Capacity at any level in excess of one hundred and ten (110) percent of the original Estimated Dependable Capacity as specified in Section 11.1. If the Dependable Capacity is set above the Dependable Capacity in effect prior to such test for the applicable Period, payments for Dependable Capacity shall be increased accordingly, effective the day such testing is completed. If the Dependable Capacity is set below the Dependable Capacity in effect prior to such test for the applicable Period, payments for Dependable Capacity shall be decreased accordingly, retroactive to the start of such period, and any overpayment shall be refunded to North Carolina Power with Interest as if such overpayment had become due and payable on the day such overpayment was made.

     11.9 Testing of the Dependable Capacity shall be in accordance with the following provisions:

     (a) Summer Period testing shall last for twelve (12) Hours from the time North Carolina Power initiates such testing.

     (b) Winter Period testing shall last for six (6) Hours from the time North Carolina Power initiates such testing.

     (c) The tested capacity shall be determined in the testing period for the appropriate season as specified in Section 11.9
(a) and (b) above by converting each half-hour integrated kW demand reading from the North Carolina Power-owned meters to the design Day parameters of the appropriate summer or winter season as specified in Section 11.9 (h) below and taking the lowest of such converted readings.

     (d) Two (2) or more units in the Facility whose capacity is limited by common elements shall have Dependable Capacity determined from simultaneous demonstrations. Common elements include without limitation:

     (1) Steam headers
     (2) Stacks and other boiler auxiliaries
     (3) Condenser cooling equipment (spray modules, pumps, screens, inlets, discharge canals, cooling towers)
     (4) Common river flowage or watershed.
     (e) Normal station service use of unit auxiliaries, including without limitation spray modules and cooling towers required by regulatory or governmental authority, is required during the period when capacity tests are conducted.

     (f) Atmospheric and water temperatures at the time of a capacity test shall be used without adjustment to a predetermined standard.
     (g) Capacity tests shall be based on the elevation above sea level at the site on which the unit is installed.
     (h) Capacity tests shall be based on an ambient temperature of 90 degrees F summer and 20 degrees F winter.
     (i) Additional data that may be required by North Carolina Power to complete the capacity test shall include without limitation:
     (1) Hourly ambient temperature during demonstration.
     (2) Rating curve or graph reflecting a full range (100 degrees
- 0 degrees.

F) of ambient temperatures versus MW output.

                    ARTICLE 12: Insurance

     12.1 Operator shall obtain and maintain the following policies of insurance during the term of this Agreement:

     (a) Worker's Compensation insurance which complies with the laws of the State of North Carolina and Employers' Liability
Insurance with limits of at least $1,000,000; and

     (b) Comprehensive or Commercial General Liability insurance with bodily injury and property damage combined single limits of at least $5,000,000 per occurrence. Such insurance shall include, but not necessarily be limited to, specific coverage for contractual liability encompassing the indemnification provisions in Article 13, broad form property damage liability, personal injury liability, explosion and collapse hazard coverage, products/completed operations liability, and, where applicable, watercraft protection and indemnity liability; and

     (c) Comprehensive Automobile Liability insurance with bodily injury and property damage combined single limits of at least
$5,000,000 per occurrence covering vehicles owned, hired or non-owned: and

     (d) Excess Umbrella Liability Insurance with a single limit of at least $5,000,000 per occurrence in excess of the limits of insurance provided in subparagraphs (a), (b), and (c) above.

     12.2 The amounts of insurance required in Section 12.1 above may be satisfied by the Operator purchasing primary coverage in the amounts specified or by buying a separate excess Umbrella Liability policy together with lower limit primary underlying coverage. The structure of the coverage is the Operator's option, so long as the total amount of insurance meets North Carolina Power's requirements.

     12.3 The coverages requested in Section 12.1(b) above and any Umbrella or Excess coverage should be "occurrence" form policies. In the event Operator has "claims-made" form coverage, Operator must obtain prior approval of all "claims-made" policies from North Carolina Power.

     12.4 Operator shall cause its insurers to amend its Comprehensive or Commercial General Liability and, if applicable, Umbrella or Excess Liability policies with the following endorsement items (a) through (e); and to amend Operator's
Workers' Compensation and Auto Liability policies with endorsement item (e):

     (a) North Carolina Power, its directors, officers, and employees are additional Insureds under this Policy; and

     (b) This insurance is primary with respect to the interest of North Carolina Power, its directors, officers, and employees and any other insurance maintained by them is excess and not contributory with this insurance; and

     (c) The following Cross Liability clause is made a part of the policy: "In the event of claims being made by reason of (i) personal and/or bodily injuries suffered by any employee or employees of one insured hereunder for which another insured hereunder is or may be liable, or (ii) damage to property belonging to any insured hereunder for which another insured is or may be liable, then this policy shall cover such insured against whom a claim is made or may be made in the same manner as if separate policies have been issued to each insured hereunder, except with respect to the limits of insurance"; and

     (d) Insurer hereby waives all rights of subrogation against North Carolina Power, its officers, directors and employees; and

     (e) Notwithstanding any provision of the policy, this policy may not be cancelled, non-renewed or materially changed by the insurer without giving thirty (30) Days prior written notice to North Carolina Power. All other terms and conditions of the policy remain unchanged.

     12.5 Operator shall cause its insurers or agents to provide North Carolina Power with certificates of insurance evidencing the policies and endorsements listed above. Failure of North Carolina Power to obtain certificates of insurance does not relieve Operator of the insurance requirements set forth herein. Failure to obtain the insurance coverage required by this Article 12 shall in no way relieve or limit Operator's obligations and liabilities under other provisions of this Agreement.

         ARTICLE 13: Liability. Noncompliance and Guarantees

     13.1 Neither Party shall hold the other Party (including its corporate affiliates, parent, subsidiaries, directors, officers, employees and agents) liable for any claims, losses, costs and expenses of any kind or character (including, without limitation, loss of earnings and attorneys' fees) for damage to property of North Carolina Power or Operator in any way occurring incident to, arising out of, or in connection with a Party's performance under this Agreement, except as provided in Section 13.2 below.

     13.2 Operator and North Carolina Power agree to indemnify and hold each other harmless from and against all claims, demands, losses, liabilities and expenses (including reasonable attorneys' fees) for personal injury or death to persons and damage to each other's property or facilities or the property of any other person or corporation to the extent arising out of, resulting from or caused by their negligent or intentional acts, errors, or omissions.

     13.3 No later than March 31, 1989, Operator shall provide North Carolina Power with an unconditional and irrevocable direct pay letter of credit issued by a bank acceptable to North Carolina Power in a form and with substance acceptable to North Carolina Power in an amount equal to S30.00 per kW of original Estimated Dependable Capacity to ensure completion of the Facility by the Anticipated Commercial Operations Date. Commencing two (2) months after the Anticipated Commercial Operations Date and continuing each month for ten (10) months or until the Commercial Operations Date, North Carolina Power may draw ten (10) percent of the value of the letter of credit per Month as liquidated damages for the detrimental impact of such delayed availability of Dependable Capacity on North Carolina Power's generation planning. If after twelve (12) Months from the Anticipated Commercial Operations Date, the Commercial Operations Date has not occurred, then North Carolina Power may terminate this Agreement as specified in Section 5.3. If the Commercial Operations Date occurs less than twelve (12) months after the Anticipated Commercial Operations Date, North Carolina Power shall return the letter of credit to Operator. In the event that North Carolina Power terminates this Agreement for Operator default in accordance with Article 5, North Carolina Power may draw down the entire amount of the letter of credit to offset damages North Carolina Power incurs or reasonably expects to incur as a result of Operator's default.

     13.4 Commencing with the Commercial Operations Date, Operator shall provide and maintain, at Operator's sole expense, security for Operator's performance under this Agreement as described in Section 13.5 below, in an amount equal to $30.00 per kW of Estimated Dependable Capacity pursuant to Section 11.1 to ensure continued availability of the Facility. Such security shall be maintained throughout the term of this Agreement.

     13.5 At North Carolina Power's option, Security for compliance with Section 13.4 above shall consist of one or more of the following:

     (a) An unconditional, and irrevocable direct pay letter of credit issued by a bank acceptable to North Carolina Power in a form and with substance acceptable to North Carolina Power;

     (b) A payment or performance bond issued by a company acceptable to North Carolina Power for payment to North Carolina
Power in the event of a material breach by Operator in a form and with substance acceptable to North Carolina Power;

     (c) A corporate guarantee which North Carolina Power, at its discretion, deems to be equivalent in quality to the security detailed in (a) and (b) above in a form and with substance acceptable to North Carolina Power.

     13.6 (a) North Carolina Power shall have an exclusive right of first refusal to purchase any Transfer Interest (as hereinafter defined) on the terms and conditions set forth herein; provided, however, and subject to North Carolina Power's prior written consent, which may be withheld in North Carolina Power's sole, absolute discretion, Operator may grant the steam buyer a right of first refusal to purchase any Transfer Interest, which right shall be prior to North Carolina Power's right of first refusal. Any such right of first refusal granted to the steam buyer shall be in form and substance satisfactory to North Carolina Power and shall require the steam buyer to continue operating the Facility in accordance with the provisions of this Agreement.

     (b) If Operator or any of its subsidiaries, affiliates or other related entities ever desires to dispose of its or their right, title, or interest in the Facility, or any part thereof (hereinafter referred to as a "Transfer Interest"), other than by the sale and leaseback of the Facility to provide financing for the Facility, or if Operator receives a bona fide offer to purchase or lease the Facility, or any part thereof (hereinafter also referred to as a "Transfer Interest"), which offer Operator is prepared to accept, it shall give notice thereof in writing to North Carolina Power (the "Notice"). The Notice shall (i) specify the terms under which Operator is prepared to dispose of the Transfer Interest, including the purchase price of the Transfer Interest, and (ii) include a copy of the acceptable offer, if any, received by Operator, as the case may be.

     (c) If the steam buyer has been granted a right of first refusal as set forth above, the Operator shall offer the Transfer Interest to the steam buyer in accordance with the terms of the steam buyer's right of first refusal. If the steam buyer waives its right with respect to the Transfer Interest or the steam buyer does not have a right of first refusal, Operator shall offer such Transfer Interest to North Carolina Power on the terms set forth in the Notice.

     (d) For a period of one hundred twenty (120) Days after receipt by North Carolina Power of the Notice, or ninety (90) Days after North Carolina Power receives notice from the Operator that the steam buyer has waived its right of first refusal, whichever is longer, North Carolina Power shall have the right to exercise its right of first refusal with respect to the Transfer Interest by giving written notice thereof to Operator.

     (e) In the event North Carolina Power elects not to exercise its right of first refusal pursuant to the foregoing provisions then for a period of one year from the date North Carolina Power notifies Operator of such election, Operator shall be free to transfer such Transfer Interest to others at a price no lower than and on terms not more favorable to the Transferee than those offered in the Notice. Operator shall ensure that by the terms of such transfer, Transferee agrees that North Carolina Power's right of first refusal to purchase or lease the Facility, or any part thereof, shall continue on the terms and conditions contained herein. With respect to any such Transferee's transfers, any sale of any Transfer Interest shall not extinguish North Carolina power's right of first refusal with respect to any portion of the Facility or the Operator, as the case may be, not transferred pursuant to such sale. Any lease of any Transfer Interest shall not extinguish North Carolina Power's right of first refusal with respect to any extensions of such lease or with respect to any other leases, sales or other dispositions of any Transfer Interest. Operator agrees that it will ensure that the terms of any transfer (other than a transfer to North Carolina Power) of all or a portion of its interest in the Facility provides for the continued operation of the Facility in accordance with and under the terms of this Agreement. Any transfer (other than a transfer to North Carolina Power) which results in a transfer of management control over the operation of the Facility shall require the transferee's acceptance of an assignment of the transferor's obligations under this Agreement with respect to the operation of the Facility pursuant to Section
17.1 of this Agreement.

     (f) If North Carolina Power elects to exercise its right of first refusal with respect to the Transfer Interest, the Parties shall endeavor to fully consummate the transfer of the Transfer
Interest within one hundred twenty (120) Days after North
Carolina Power exercises its right of first refusal.

     (g) North Carolina Power's right of first refusal shall apply to any transfer or sale of any interest in the Operator to any entity other than an entity which is, directly or indirectly, controlled by, or in control of, the Operator (hereinafter also referred to as a "Transfer Interest"). Notwithstanding the foregoing, in the event of an involuntary transfer of any interest in Operator, North Carolina Power agrees not to exercise its right of first refusal if, but only if, (i) North Carolina Power's ownership of such interest in Operator or the Facility would cause the loss of the Facility's status as a Qualifying Facility, and (ii) the transfer of such interest shall be made to a party reasonably acceptable to, and approved by, North Carolina Power.

     (h) Operator will not consolidate with or be a Party to a merger with any other corporation; provided, however, that:

          (1) Any subsidiary of Operator may merge or consolidate with or into Operator any wholly-owned subsidiary of Operator so long as, in any such merger or consolidation, Operator shall be the surviving or continuing corporation;

          (2) Operator may consolidate or merge with any other corporation if (i) the successor formed by or resulting from such consolidation or merger shall be a solvent corporation organized under the laws of the United States of America or a state thereof or the District of Columbia, (ii) after giving effect to such merger or consolidation, no default under this Agreement shall exist, (iii) such successor or transferee corporation shall expressly assume in writing the due and punctual performance and observance of all the terms, covenants, agreements and conditions of this Agreement and shall furnish North Carolina Power an opinion of independent counsel to the surviving corporation to the effect that each of the corporations participating in such consolidation or merger or transfer of assets was, at the time thereof, duly created, validly existing, in good standing and otherwise in compliance with the applicable provisions of the corporation laws of its respective state of incorporation, that the surviving corporation is duly incorporated, validly existing and in good standing, that the surviving corporation has all requisite power and authority to assume and perform this Agreement, that such assumption and performance have been duly authorized by all necessary corporate action on the part of the surviving corporation and that compliance by the surviving corporation with the terms of this Agreement will not conflict with, or result in any breach of any of the provisions of, or constitute a default under, or result in the creation or imposition of a lien upon, any agreement to which it is a party of the property of the surviving corporation.

     (i) The Operator covenants and agrees to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of North Carolina Power, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may reasonably be required by North Carolina Power for the purpose of or in connection with the right of first refusal established hereby.

     13.7 Neither Party shall be liable to the other Party for indirect, incidental, or consequential damages arising out of its failure to deliver or purchase Dependable Capacity or energy hereunder or failure to complete Interconnection Facilities by the date specified in Section 8.1, irrespective of the causes thereof, including fault or negligence. Except as otherwise limited by the terms hereof and notwithstanding the above waiver of indirect, incidental or consequential damages, each Party to this Agreement shall be liable for damages to the other Party caused by its negligent or intentional acts, errors or omissions in connection with or arising out of this Agreement, and for any other obligations to pay damages to, or to reimburse or indemnify the other Party as expressly set forth in this Agreement.

                   ARTICLE 14: Force Majeure

     14.1 Neither Party shall be responsible or liable for or deemed in breach hereof because of any delay in the performance of their respective obligations hereunder to the extent that such delay is due to circumstances beyond the reasonable control of the Party experiencing such delay, including but not limited to acts of God; unusually severe weather conditions; strikes or other labor difficulties; war; riots; requirements, actions or failures to act on the part of governmental authorities preventing performance; inability despite due diligence to obtain required licenses; accident; fire; damage to or breakdown of necessary facilities; or transportation delays or accidents (such causes hereinafter called "Force Majeure"); provided that:

     (a) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; and

     (b) The non-performing Party uses its best efforts to remedy its inability to perform; and

     (c) When the non-performing Party is able to resume performance of its obligations under this Agreement, that Party shall give the other Party written notice to that effect; and

     (d) The Force Majeure shall not apply to the extent caused by any negligent or intentional acts, errors, or omissions, or failure to comply with any law, rule, regulation, order or ordinance or for any breach or default of this Agreement.

     14.2 The term Force Majeure does not include changes in market conditions or governmental action that affect the cost or availability of Operator's supply of fuel or any alternate supplies of fuel or the demand for Operator's products. In addition, Force Majeure does not include unavailability of equipment, following the Commercial Operations Date, or failure or unavailability of transmission or distribution capability, unless same is caused by an occurrence which would fit the definition of Force Majeure in this Article 14.

     14.3 Unless a Forced Outage is excused under this Article 14, a Forced Outage does not relieve Operator of any of its obligations under this Agreement. Notwithstanding the above, each Day of a Forced Outage excused under this Article 14 shall be considered a Forced Outage Day unless the Operator appropriately designates such Day as a Force Majeure Day.

     14.4 The non-performing Party shall give the other Party written notice within a reasonable time after the discovery of the Force Majeure describing the particulars of the occurrence.

     14.5 Except as otherwise provided, in no event will any condition of Force Majeure extend this Agreement beyond its stated Term. If any condition of Force Majeure delays a Party's performance for a time period greater than one hundred eighty
(180) Days, the Party not delayed by such Force Majeure may: i) upon sixty (60) Day prior written notice to the other Party, terminate this Agreement, without further obligation; or ii) grant a reasonable additional period of time in which to overcome such Force Majeure. If said condition is corrected within said notice period, the notice of termination will be withdrawn.

       ARTICLE 15: Taxes and Claims for Labor and Materials

     15.1 All present or future federal, state, municipal or other lawful taxes applicable by reason of the sale of energy or Dependable Capacity shall be paid by Operator.

     15.2 Operator will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it or upon or in respect of all or any part of its property or business, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials which, if unpaid, might become a lien or charge upon any of its property; provided, however, that Operator shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (a) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of Operator or any material interference with the use thereof by Operator and (b) shall set aside on its books reserves deemed by it to be adequate with respect thereto.

                         ARTICLE 16: Choice of Law

     16.1 This Agreement shall be interpreted, Construed and governed by the laws of the Commonwealth of Virginia. The Parties hereby submit to the jurisdiction of courts located in, and venue is hereby stipulated to be in Richmond, Virginia.

                    ARTICLE 17: Miscellaneous Provisions

     17.1 Neither Party shall assign this Agreement or any portion thereof without the prior written consent of other Party which consent shall not be unreasonably withheld; provided,, however, such consent shall not be required prior to an assignment to a parent, subsidiary or affiliated corporation; but provided, further that: (i) any assignee shall expressly assume assignor's obligations hereunder; (ii) no such assignment shall impair any security given by Operator hereunder; and (iii) unless expressly agreed by the other Party, no assignment, whether or not consented to, shall relieve the assignor of its obligations hereunder in the event its assignee fails to perform. North Carolina Power shall consent to the assignment by Operator of its rights herein as security for financing obtained for the Facility and shall execute documents reasonably satisfactory to North Carolina Power requested by Operator to evidence such consent and to coordinate the assignee's foreclosure rights with North Carolina Power's rights under Section 13.6.

     17.2 This Agreement, including the appendices thereto, can be amended only by agreement between the Parties in writing.

     17.3 The failure of either Party to insist in any one or more instances upon strict performance of any provisions of this Agreement, or to take advantage of any of its rights hereunder, shall not be construed as a waiver of any such provisions or the relinquishment of any such right or any other right hereunder, which shall remain in full force and effect.

     17.4 The headings contained in this Agreement are used solely for convenience and do not constitute a part of the Agreement between the Parties hereto, nor should they be used to aid in any manner in the construction of this Agreement.

     17.5 This Agreement is intended solely for the benefit of the Parties hereto. Nothing in this Agreement shall be construed to create any duty to, or standard of care with reference to, or any liability to, any person not a Party to this Agreement.

     17.6 This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the Parties or to impose any partnership obligation or liability upon either Party. Neither Party shall have any right, power or authority to enter into any Agreement or undertaking for, or act on behalf of, or to act as or be an agent or representative of, or to otherwise bind, the other Party.

     17.7 Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including without limitation warranties, remedies, promises of indemnity and confidentiality.

       ARTICLE 18: Statutory and Regulatory Changes

     18.1 The Parties recognize and hereby agree that if any federal, state or municipal government or regulatory authority should for any reason enter an order, modify its rules, or take any action whatsoever, having the effect of disallowing North Carolina Power the recovery from its customers of all or any portion of the payments for Dependable Capacity hereunder in excess of $5.62 per kW per month in 1987 dollars as escalated by the Gross National Product Implicit Price Deflator beginning April l, 1988, and continuing each April 1 until the termination of this Agreement, hereinafter referred to as the Disallowance (except where such disallowance is due to North Carolina Power's failure to seek recovery or comply with procedural requirements governing recovery of such costs), then:

     (a) If the Disallowance occurs before the twelfth anniversary of the Commercial Operations Date, North Carolina Power shall continue to pay for Dependable Capacity at the Capacity Purchase Price set forth in Article 10 through the twelfth anniversary of the Commercial Operations Date. Payments for Dependable Capacity beginning on the twelfth anniversary of the Commercial Operations Date shall not exceed the amount unaffected by the Disallowance. Further, North Carolina Power may, at its option, beginning on the twelfth anniversary of the Commercial Operations Date withhold up to seventy-five (75) percent of the payments for Dependable Capacity until the sooner of (i) the fifteenth anniversary of the Commercial Operations Date or (ii) the entire amount of the Disallowance is repaid with Interest from the date each part of the Disallowance was paid to Operator. In the event that such withholding does not fully repay the Disallowance and accrued Interest by the fifteenth anniversary of the Commercial Operations Date, the Operator shall pay the remainder to North Carolina Power within twenty eight
(28) Days after the fifteenth anniversary of the Commercial Operations Date in a lump sum;

     (b) If the Disallowance occurs after the twelfth anniversary of the Commercial Operations Date, all future payments for Dependable Capacity shall not exceed the amount unaffected by the Disallowance. Further, the Operator shall repay the full amount of the Disallowance with Interest by the later of (i) one year from the date of such Disallowance or (ii) the fifteenth anniversary of the Commercial Operations Date.

     (c) The Parties agree that neither Party shall file a petition to initiate a Disallowance and the Parties obligate themselves to all good faith efforts to establish, if practicable, an appeal and overruling of any Disallowance or a superseding order, approval of modified rules or tariffs, or other action so as to allow timely resumption of full, or failing that, adjusted payments hereunder.

                    ARTICLE 19: Entirety

     19.1 This Agreement is intended by the Parties as the final expression of their Agreement and is intended also as a complete and exclusive statement of the terms of their Agreement with respect to the energy and Dependable Capacity sold and purchased hereunder. All prior written or oral understandings, offers or other communications of every kind pertaining to the sale of energy and Dependable Capacity hereunder to North Carolina Power by Operator are hereby abrogated and withdrawn.

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed the 24th day of January, 1989.



VIRGINIA ELECTRIC AND POWER COMPANY    PANDA ENERGY CORPORATION
By:                                    By: Hans R. van Kuilenburg
Title: Senior Vice President           Title: President



                         EXHIBIT A
DATA REQUIRED TO PERFORM INTERCONNECTION STUDY

1.  Electrical one-line of the Facility.
2. Explanation of proposed equipment protection and control scheme (may be shown functionally on the one-line).
3. Site plan showing plant layout, property lines, access roads and switchyard boundaries.
4. Preliminary equipment layout and arrangement for switchyard and generator step-up transformer (GSU).
5.  Estimated GSU impedance +/- 20 percent.
6.  GSU connection and winding.
7.  Estimated generator reactances +/- 20 percent.
8.  Estimated generator kilowatt rating +/- 10 percent.
9.  Estimated generator kilovar rating +/- 10 percent.
10. Explanation of proposed excitation system.
11. Estimated station auxiliary load +/- 20 percent.
12. Requirements for construction and start-up power.
13. Project schedule (I-J or bar chart format) including but not limited to the following milestones:
    - QF status obtained
    - Engineering 30% complete
    - One-line approved
    - Financial Closing
    - Major licenses/permits
    - Major material procurement
    - Start construction
    - Engineering 70% complete
    - Utility technical submittals complete
    - Operating procedures finalized
    - Start test and start-up
    - Roll turbine
    - Initial synchronizing date
    - Capacity test complete
    - Commercial operation

Data submitted in a preliminary or estimated form shall be updated within 30 days after final equipment arrangements and specifications are established.